Filed by WaferGen Bio-systems, Inc.
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended
Subject Company: WaferGen Bio-systems, Inc.
Commission File No.: 001-36601

TAKARA BIO MERGER FREQUENTLY ASKED QUESTIONS
May 18, 2016
On May 13, 2016, WaferGen Bio-systems, Inc. (“WaferGen”) and Takara Bio USA Holdings, Inc. (“Takara Bio”) announced that the companies have entered into a definitive agreement (the “merger agreement”) pursuant to which Takara Bio will acquire WaferGen. WaferGen stockholders will receive cash in exchange for their shares of WaferGen stock and a Takara Bio subsidiary will merge with and into WaferGen with WaferGen surviving the merger as a wholly owned subsidiary of Takara Bio (the “merger”). The completion of the merger is subject to certain conditions, including the completion of an audit of WaferGen’s financial statements for the 2016 fiscal year and approval of the merger agreement by WaferGen stockholders. WaferGen expects the acquisition to close in the first quarter of 2017.
Certain Questions and Answers about the Merger
How is the merger structured?
The deal is structured as a “reverse triangular merger” pursuant to which a newly formed subsidiary of Takara Bio will merge with and into WaferGen, with WaferGen surviving as a wholly-owned subsidiary of Takara Bio.
What are the required conditions to closing?
The merger is subject to closing conditions that include:

•	approval of the merger agreement by holders of a majority of the outstanding shares of WaferGen common stock;

•	the absence of any legal impediments to consummating the merger;

•	the completion of an audit of WaferGen’s financial statements for the 2016 fiscal year; and

•	WaferGen’s common stock remaining listed on the NASDAQ through the completion of the merger.

When is the merger likely to close?
We expect the merger to close during the first quarter of 2017, subject to the satisfaction or waiver of all closing conditions. There can be no assurance that the merger will close within this timeframe.

Has the board received a fairness opinion?
Yes, Torreya Partners has rendered a fairness opinion to our board of directors that the consideration to be received in the transaction is fair, from a financial point of view, to WaferGen’s stockholders. A copy of the fairness opinion will be available in the proxy statement that will be filed with the Securities and Exchange Commission (the “SEC”) and mailed to our stockholders.
What is the amount of cash I will receive for my WaferGen shares?
The aggregate amount to be paid by Takara Bio in connection with the cancellation of WaferGen’s equity securities (the “Aggregate Consideration”) will be equal to the Revenue Multiple Amount (defined below) minus certain potential adjustments (described below). Because the amount to be paid to shareholders will depend on WaferGen’s 2016 revenue, we will not be able to determine an exact price until the fiscal 2016 audit has been completed.
To arrive at the per share amount to be paid to holders of common stock (the “Per Share Aggregate Consideration Amount”), the aggregate exercise price of all “in the money” vested stock options and warrants (less any amounts potentially payable in respect of BSV Warrants (as described below)) will be added to the Aggregate Consideration. That sum will then be adjusted by deducting certain amounts as provided in the merger agreement, and the adjusted amount will then be divided by the aggregate amount of shares of WaferGen common stock, calculated on a fully diluted basis, taking into account, without limitation, the conversion or exercise of preferred stock, stock options and warrants that are “in the money,” restricted stock units and any other shares of common stock issuable pursuant to or serving as benchmarks for derivative securities of WaferGen.
How will the Revenue Multiple Amount be determined?
The Revenue Multiple Amount will be equal to WaferGen’s consolidated revenues for the 2016 fiscal year multiplied by: (i) 1.0, if revenues are less than $3.0 million, (ii) 2.0, if revenues are equal to or greater than $3.0 million and less than $6.0 million, (iii) 2.5, if revenues are equal to or greater than $6.0 million and less than $9.0 million or (iv) 3.5, if revenues are equal to or greater than $9.0 million. The Revenue Multiple Amount is capped at $50.0 million.
What adjustments will be made to the Revenue Multiple Amount in determining the Aggregate Consideration payable to security holders?
Concurrently with the execution of the merger agreement, WaferGen and Takara Bio entered into the Deposit Agreement. It provides for two $2.5 million payments to be made by Takara Bio to WaferGen prior to the effective time of the merger, subject to the terms and conditions of the Deposit Agreement, including that WaferGen’s common stock remain listed on Nasdaq continually from the date of the Deposit Agreement. A copy of the Deposit Agreement has been filed with the SEC and is available on the SEC’s website. In determining the Aggregate Consideration payable to security holders, any amounts paid by Takara Bio to WaferGen under the Deposit Agreement that have not been returned to Takara Bio in accordance with the terms of the Deposit Agreement and the Merger Agreement will be deducted from the Aggregate Consideration.
In addition, the Aggregate Consideration payable to security holders will be reduced by:

1.
The amount, if any, of WaferGen’s indebtedness, other than the notes in favor of Malaysian Technology Development Corporation Sdn. Bhd. and any obligations with respect to capitalized leases existing as of the date of the merger agreement or entered into thereafter in the ordinary course of business (other than any obligations arising from defaults thereunder).

2.
The amount, if any, by which certain closing related costs (including amounts and the value of benefits payable or potentially payable pursuant to severance, retirement, termination or change of control provisions in connection with the signing of the merger agreement and amounts of salary and other compensation and benefits payable or potentially payable to employees, consultants or other service providers under any contract with a term extending beyond the closing of the merger) exceed the maximum of such closing costs determined as of the date of the merger agreement, subject to further adjustments provided in the merger agreement.

3.
The amount of WaferGen’s transaction fees, which include fees and commissions due to Torreya Partners and payments due to the executive chairman of WaferGen’s board of directors in connection with the merger, paid by Takara Bio or otherwise not paid by WaferGen prior to the effective time of the merger.

4.
The amount, if any, by which the aggregate amount of bonus payments due to the WaferGen’s employees after the effective time of the merger exceeds the maximum amount of bonus payments determined as of the date of the merger agreement.

5.	The amount of any unpaid costs incurred in connection with any issuance by WaferGen of debt or equity securities after the date of the merger agreement.

Will WaferGen’s $5.2 million of indebtedness under the notes in favor of Malaysian Technology Development Corporation Sdn. Bhd be deducted from the consideration paid to security holders?
No. As described above, for the indebtedness adjustment, only indebtedness other than (i) WaferGen’s indebtedness under the notes in favor of Malaysian Technology Development Corporation Sdn. Bhd as existing at May 12, 2016 and (ii) any obligations in respect of any capitalized leases as existing at May 12, 2016 or entered into after the May 12, 2016 in the ordinary course of business and in compliance with the merger agreement will be deducted.

What will happen to my restricted stock units?
Outstanding WaferGen restricted stock units will be fully vested at the effective time of the merger, and the holder of those restricted stock units will then have the right to receive an amount of cash equal to the Per Share Aggregate Consideration Amount times the number of shares of common stock subject to such restricted stock units.
What will happen to my options to purchase shares of WaferGen common stock in the merger?
Each stock option held by a WaferGen employee will be fully vested at the effective time of the merger. Options having an exercise price less than the Per Share Aggregate Consideration Amount will be considered “in the money.” Each “in the money” option will be converted into the right to receive an amount of cash equal to the Per Share Aggregate Consideration Amount less the exercise price of such option. All other options will be cancelled and terminated without consideration.
What will happen to my warrants to purchase shares of WaferGen common stock in the merger?
Warrants to purchase shares of common stock, except for BSV Warrants (as described below), will become exercisable for, in accordance with the terms thereof, an amount of cash equal to the product of (i) the aggregate number of shares of common stock for which such warrant was exercisable immediately prior to the effective time of the merger multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such warrant. Certain warrants designated by the Company under the merger agreement as “BSV Warrants” will become exercisable for, in accordance with the terms thereof, either (A) the product of (i) the aggregate number of shares of common stock for which such BSV Warrant was exercisable immediately prior to the effective time of the merger multiplied by (ii) the excess, if any, of the Per Share Aggregate Consideration over the per share exercise price under such BSV Warrant, or (B) at the holder’s option, exercisable at any time within thirty (30) days following the effective time of the merger, an amount in cash equal to such BSV Warrant’s Black Scholes Value (as defined in the warrant agreement relating to such BSV Warrant and calculated pursuant to the terms thereof) (the “BSV Redemption Value”). The Company estimates that the total BSV Redemption Value will be less than $10,000.
What will happen to preferred stock?
Outstanding shares of preferred stock will be converted into the right to receive an amount of cash equal to the Per Share Aggregate Consideration Amount times the number of shares of common stock into which such shares are convertible.
How many shares of WaferGen common stock and common stock equivalents are currently outstanding?
As of May 11, 2016 there were outstanding:

1.	18,753,136 shares of common stock

2.	430 shares of preferred stock convertible into 4,300,000 shares of common stock

3.	572,841 restricted stock units

4.	1,069,700 stock options with exercise prices as follows:

◦	592,345 with an exercise price of $0.56

◦	477,355 with an exercise price over $3.00

5.	23,032,838 warrants with exercise prices as follows:

o	17,700,000 with an exercise price of $1.44

o	5,332,838 with an exercise price of $5.00 or higher

What does the WaferGen board of directors recommend?
The board of directors of WaferGen has unanimously determined that the terms of the transactions contemplated by the merger agreement are fair to, and in the best interests of, WaferGen and its stockholders and it recommends that WaferGen stockholders approve the merger.
Does WaferGen have any ability to terminate the merger agreement to accept a superior proposal?
The merger agreement prohibits WaferGen from, among other things, soliciting or initiating discussions with third parties regarding other proposals to acquire WaferGen, and WaferGen has agreed to certain restrictions on its ability to respond to such proposals. The merger agreement contains certain termination rights, subject to the terms and conditions of the merger agreement, and provides that upon the termination of the merger agreement under specified circumstances, including a termination by WaferGen to accept a Superior Proposal (as defined in the merger agreement), the Company will be required to pay Takara Bio a cash termination fee equal to $2.0 million.
How do I surrender my WaferGen shares?
After the effective time of the merger, WaferGen will mail to you a form of letter of transmittal and instructions how to surrender your WaferGen shares. Upon surrendering your WaferGen certificates (or transferring your WaferGen shares, if represented by book-entry on WaferGen’s records) and returning the letter of transmittal and taking any other actions that may be specified in the instructions, you will be entitled to receive the cash consideration.
Does Takara Bio have the financial resources to complete the merger?
Yes. The transaction consideration will consist of cash. Takara Bio’s obligation to consummate the merger is not conditioned on Takara Bio obtaining any financing.
If the merger is completed, will WaferGen continue as a public company?
 No. If the merger takes place, WaferGen shares will no longer be publicly traded.

Will there be a stockholder vote to approve the merger?
Yes, the approval of the merger agreement by WaferGen stockholders is required in order for WaferGen and Takara Bio to consummate the merger. WaferGen intends to solicit its stockholders’ proxies to vote on the merger agreement at a special meeting of stockholders. Note, this vote will not be conducted at the 2016 annual stockholders meeting to be held on May 25, 2016. In connection with this solicitation, WaferGen intends to distribute proxy materials, including filing a proxy statement with the SEC. Stockholders are urged to read the proxy statement carefully when it becomes available because it will contain important information about the merger.
Whom should I call if I have questions about the merger?
You may call Mike Henighan, at (510) 651-4450 or via e-mail at mike.henighan@wafergen.com.
How can I get a copy of the proxy solicitation materials when they become available?
Copies of documents filed by WaferGen with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from WaferGen by going to WaferGen’s Investors page on its corporate website at www.wafergen.com.
Additional Information and Where to Find It
WaferGen intends to file with the SEC a proxy statement, as well as other relevant documents concerning the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the merger agreement, its related transactions and other related matters. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Copies of documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from the Company by going to the Company’s Investors page on its corporate website at www.wafergen.com.
Participants in the Solicitation
WaferGen and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding WaferGen’s directors and executive officers is available in the WaferGen’s Proxy Statement filed with the SEC on April 12, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Information included in this document may contain forward-looking statements. Forward-looking statements relate to future events or our future financial performance. These forward-looking statements include but are not limited to statements we make regarding our plans for sales growth and expectations of gross margin, expenses, new product introduction, and our liquidity and capital needs. Forward-looking statements can generally be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and future conditions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that are difficult to predict, that may be outside of our control and may cause actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those in the forward-looking statements include, among others, the following: the ability of the parties to consummate the merger agreement; the satisfaction of the conditions precedent to consummation of the merger that could cause actual results to differ materially from the forward-looking statements; and other risks and uncertainties described in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and other sections of our most recently filed Annual Report on Form 10-K.
We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.